UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 30, 2012

STREAM GLOBAL SERVICES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33739	26-0420454
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 William Street, Suite 310, Wellesley, Massachusetts	02481
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (781) 304-1800

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On October 30, 2012, the Board of Directors (the “Board”) of Stream Global Services, Inc. (the “Company”) appointed Michael Henricks to serve as the Company’s Chief Financial Officer.  Mr. Henricks, age 39, has served as the Company’s Interim Chief Financial Officer since March 2012 and as Senior Vice President of Global Finance since March 2011. From August 2009 to March 2011, Mr. Henricks served as Chief Financial Officer of Comdata Corporation, a payment processing company that is a subsidiary of Ceridian Corporation. From December 2007 to August 2009, Mr. Henricks served as Vice President of Finance, Pricing, Marketing and Vendor Management for Ceridian Corporation, a company that provides payment solutions in connection with human resources, payroll and benefits services. Prior to Ceridian, from January 2007 to December 2007, Mr. Henricks served as Director of Strategic Business Analysis for Ameriprise Financial, Inc., a financial services company.

In conjunction with Mr. Henricks’ appointment as Chief Financial Officer, the Board’s Compensation Committee approved Mr. Henricks’ annual base salary in the amount of $245,000. In addition, Mr. Henricks will be eligible to receive an annual bonus in a target amount of 60% of his base salary, based upon the achievement of financial, operational and individual performance objectives established in accordance with the Company’s Management Incentive Plan.

There is no family relationship between Mr. Henricks and any director or executive officer of the Company. There are no arrangements or understandings between Mr. Henricks and any other person pursuant to which Mr. Henricks was selected as the Company’s Chief Financial Officer. There is no transaction since the beginning of the Company’s last fiscal year, or any currently proposed transaction, between the Company and Mr. Henricks in which the amount involved exceeds $120,000, other than resulting from his employment relationship with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STREAM GLOBAL SERVICES, INC.

Date: November 5, 2012

	By:	/s/ Matthew A. Ebert
	Name:	Matthew A. Ebert
	Title:	General Counsel